UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2007

TERCICA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50461	26-0042539
(Commission File Number)	(IRS Employer Identification No.)

651 Gateway Boulevard, Suite 950

South San Francisco, CA 94080-7111

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 624-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Tercica, Inc. (“Tercica”) has appointed Richard A. King, age 42, as Tercica’s Chief Operating Officer, effective February 27, 2007. Prior to joining Tercica, Mr. King was a private investor. From February 2002 to September 2006, Mr. King served as Executive Vice President, Commercial Operations at Kos Pharmaceuticals, Inc., a pharmaceutical company. From 2000 to February 2002, Mr. King served as Senior Vice President of Commercial Operations at Solvay Pharmaceuticals, Inc., a pharmaceutical company. Prior to 2000, Mr. King had been employed by Lederle Laboratories, Ltd. and by SmithKline Beecham Pharmaceuticals in various national and international sales and marketing management positions. Mr. King holds a Bachelor of Science degree in Chemical Engineering from the University of Surrey and a Masters of Business Administration from Manchester Business School.

Pursuant to the terms of an employment letter agreement, dated February 25, 2007, between Mr. King and Tercica (the “King Agreement”), Mr. King will receive an annual base salary of $400,000 and receive a sign-on bonus of $45,000. Mr. King will also be reimbursed up to $50,000 for usual and customary expenses incurred in connection with his relocation from Pennsylvania to the San Francisco Bay Area and which must be repaid to Tercica, on a pro rata basis, if Mr. King voluntarily resigns within 18 months of his relocation date. If such relocation expenses are imputed as taxable income for Mr. King, Tercica has agreed to “gross up” Mr. King up to 40% of these expenses, up to a maximum of $20,000. Under the terms of the King Agreement, Tercica has agreed to reimburse Mr. King up to 6% for the realtor commission incurred in connection with the sale of his Pennsylvania home, which must be repaid to Tercica, on a pro rata basis, if Mr. King voluntarily resigns or is terminated for Cause (as defined in the King Agreement) within 18 months following his relocation date. If the reimbursement of the commission is imputed as taxable income for Mr. King, Tercica has agreed to “gross up” Mr. King up to 40% of these expenses, up to a maximum of $48,000. If Mr. King purchases a home in the San Francisco Bay Area within two years of the date of the King Agreement and he is still an employee, Tercica has agreed to pay him, for each year of home ownership, a monthly housing supplement during his employment of $7,000 for the first year, $6,000 for the second year, $4,500 for the third year, $3,000 for the fourth year and $1,500 for the fifth year.

Mr. King is also eligible to receive a bonus of up to 60% of his annual base salary under the terms of Tercica’s Incentive Compensation Plan (the “Plan”). The Plan is designed to offer incentive compensation (i.e., bonuses and salary increases, including for promotions) to eligible employees, including executive officers of Tercica by rewarding achievement of corporate and individual goals. Under the Plan, the Compensation Committee (the “Compensation Committee”) of Tercica’s Board of Directors (the “Board”) generally sets a one-year performance period to run from January 1 through December 31 each year and is responsible for approving compensation for executive officers. The Board approves annual corporate goals under the Plan, which generally include clinical and regulatory goals, commercial goals relating to product sales, clinical and development objectives relating to projects in the Tercica’s pipeline, financial goals and manufacturing objectives. Each employee also has individual performance objectives that are determined at the beginning of each year. The Plan provides for the payment of cash compensation to employees at various levels depending on the extent that corporate goals and individual performance objectives are achieved.

Mr. King was also granted a stock option to purchase 275,000 shares of Tercica’s common stock (the “Stock Option”) at an exercise price of $5.40, the closing price of Tercica’s common stock as listed on the NASDAQ Global Market on February 26, 2007. The Stock Option is immediately exercisable in full, subject to a repurchase right in Tercica, with 25% of the shares vesting upon the one-year anniversary of his employment start date and the remaining shares vesting in equal monthly installments over the next three years. The Stock Option was granted under Tercica’s 2004 Stock Plan and will terminate 10 years from the date of grant.

In the event Mr. King is terminated without Cause (as defined in the King Agreement) or terminates his own employment for Good Reason (as defined in the King Agreement) within 12 months following a Change of Control (as defined in the King Agreement), he will be entitled to severance pay equal to one year of his base salary then in effect as of such termination and the vesting of all of his stock options will be accelerated in full; provided, however, that if such termination without Cause or for Good Reason upon a Change of Control is within 18 months of his employment start date, Mr. King will be entitled to severance pay equal to two years of his base salary then in effect as of such termination and the vesting of all of his stock options will be accelerated in full. The foregoing description of the King Agreement is a summary of the material terms of the King Agreement and does not purport to be complete, and is qualified in its entirety by reference to the King Agreement which will be filed as an exhibit to Tercica’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERCICA, INC.

Dated: March 2, 2007	By:	/s/ Stephen N. Rosenfield Stephen N. Rosenfield Executive Vice President of Legal Affairs